UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 4, 2015

________________________

XURA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35572	04-3398741
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Quannapowitt Parkway Wakefield, Massachusetts (Address of principal executive offices)		01880 (Zip Code)

Registrant's telephone number, including area code: (781) 246-9000

N/A
(Former Name or Former Address, if changed since last report)

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

On December 4, 2015, Xura, Inc. (the “Company”) and Mr. Philippe Tartavull, the Company’s President, Chief Executive Officer and director, and Mr. Jacky Wu, the Company’s Executive Vice President and Chief Financial Officer (Messrs. Tartavull and Wu together, the “Officers”) entered into amendments (the “Amendments”) to the respective employment agreements of the Officers in connection with temporary expatriate assignments to England.

The expatriate assignments will allow the Officers to be in frequent, close proximity to the former headquarters of Xura Global Limited (formerly known as Acision Global Limited), which the Company acquired on August 6, 2015, in order to facilitate the effective integration of the acquired business.  The expatriate assignments will be for up to a year beginning on January 1, 2016. At any time during the expatriate assignments, the Company has the right to require the Officers to relocate back to Boston, Massachusetts by providing them with a 60 day prior written notice. The Officers will continue to fulfill their regular responsibilities with the Company during the term of the assignments.

Under the Amendments, the Company will pay up to $120,000 of expenses incurred by each of the Officers for relocation and repatriation, temporary housing, and use of an automobile for the period of the assignments.  The Amendments also provide for the reimbursement of related tax advisor fees, and in the case of Mr. Wu, support in obtaining all proper work authorizations.  All other terms and conditions of the Officers’ existing employment agreements with the Company remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XURA, INC.

By:	/s/ Roy Luria
Roy Luria Executive Vice President, General Counsel and Corporate Secretary

Date:    December 4, 2015